EXHIBIT 77(C)

ITEM 77C - SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

A special meeting of shareholders of the ING Janus Growth and Income Portfolio was held on April 27, 2004 to approve a new non-fundamental investment objective:

                           Shares voted
                           against or          Total Shares
     Shares voted for      withheld                voted
     ----------------      --------                -----
     22,963,338.526        1,065,484.489      25,329,047.684